EXHIBIT 99.1
FortuNet, Inc. Announces Submission of Compliance Report for Mobile Gaming System to Nevada Gaming Control Board
Las Vegas, Nevada—April 3, 2006—FortuNet, Inc. (NASDAQ:FNET) announced that it recently submitted a comprehensive compliance report for its system based mobile gaming platform to the Nevada Gaming Control Board. The compliance report includes hardware drawings and software listings for FortuNet’s stationary and mobile wireless gaming terminals controlled by system game servers. The compliance report is the initial step by which the Technology Division of the Nevada Gaming Control Board begins the rigorous task of reviewing new gaming products for sale in the Nevada market. There is no assurance as to the timing of the review process or that FortuNet’s mobile gaming platform will be approved by the Nevada Gaming Control Board.
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About FortuNet, Inc.
FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WIN tm brand name.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company’s actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company’s filings with the Securities and Exchange Commission.
Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com